PRICING SUPPLEMENT NO. 95-42 Dated February 12, 1996     Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995          File No. 33-57541


                         BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


J. P. Morgan Securities Inc. purchased $50,000,000 principal amount of these Medium-Term Notes, Series H, maturing on February 16, 1999, at a principal price of $49,993,110 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  February 16, 1999      Interest Payment Period:
                                         Quarterly
Interest Rate Basis:
  LIBOR                                Interest Reset Period:
                                         Quarterly
Specify Other Base Rate:  N/A
                                       Interest Reset Dates:
Index Maturity:  3-month                 Same as Interest Payment Dates

Spread: plus 0.11%                     Settlement Date  (Issue Date):
                                         February 15, 1996
Spread Multiplier:  N/A
                                       Calculation Agent:
                                         Chase Manhattan Bank, N.A.
Maximum Interest Rate:  N/A
                                       Optional Repayment Date(s):
Minimum Interest Rate:  N/A              N/A

Interest Payment Dates:                Additional Terms:
  Quarterly on the 16th of each          For the purposes of the Notes
  February, May, August and              contemplated hereunder, interest
  November, commencing on May            payments will include interest
  16, 1996, through and including        accrued to, but excluding the
  the Maturity Date.                     Interest Payment Date.

Initial Interest Rate:
  Determined as if the Settlement
  Date was an Interest Reset Date.